Exhibit 10.2
[•]

Dear [•]:

Following the recent announcement of the merger between Discover Financial Services (the “Company”) and Capital One Financial Corporation (“Capital One”), we are establishing a Merger Retention Program for a select group of employees. You have been identified as an employee eligible to participate in the Merger Retention Program. According to the terms and conditions described in this letter agreement, we are pleased to offer you a retention bonus in the amount of [•] (the “Retention Bonus”).

The Retention Bonus will vest and be paid in two equal installments as long as you continue to be employed full-time through the applicable vesting date, as follows:

•The first retention payment, [•], will vest on the closing date of the merger between the Company and Capital One (the “Merger”) and be paid in a cash lump sum (less all applicable taxes) within thirty days thereafter.

•The second retention payment, [•], will vest on the six-month anniversary of the closing date of the Merger and be paid in a cash lump sum (less all applicable taxes) within thirty days thereafter.

If on or after the closing date of the Merger, but before the payment of either the first retention payment or the second retention payment, the Company terminates your employment for any reason other than for “Cause” (defined below), or you terminate your employment for “Good Reason” (defined below), or you die or become “Disabled” (defined below), the Company will pay you any unpaid portion of the Retention Bonus in a cash lump sum (less all applicable taxes) within sixty days following your termination date (or the date of your death or the date you become Disabled), subject to you (or your personal representative in the case of your death) signing and not revoking a release of claims in the form attached hereto as Exhibit A. If your employment terminates for any other reason, you will forfeit the right to receive the first retention payment and the second retention payment (each to the extent not yet vested).

Payment of the Retention Bonus (or any portion thereof) is also subject to and in exchange for your full compliance and agreement with the following terms:

1.Unless otherwise prohibited by law, the financial terms and existence of this letter agreement and the Retention Bonus should be kept confidential, but you may share the letter agreement with your immediate family and any legal or financial advisors so long as they agree to keep the information confidential. Nothing in this letter agreement is intended to and does not prevent you from communicating with, providing information to, reporting possible violations of any law or regulation to, participating in an investigation conducted by, or filing a charge with any governmental entity or regulatory authority, including disclosures that are protected under whistleblower provisions of federal law or regulation. In addition, nothing in this letter agreement is intended to and does not prevent you from making any statements or engaging in any other activities protected by the National Labor Relations Act, the Illinois Equal Pay Act of 2023, or the Defend Trade Secrets Act (as described in Section 6 of this letter agreement).

2.The Retention Bonus will not count toward or be considered in determining payments or benefits under any other plan, program, or agreement of the Company, including for purposes of any severance plan, policy, or agreement, and will not be subject to deferral.

3.This letter agreement does not change your status as an “at-will employee” of the Company, meaning that either you or the Company can terminate the employment relationship at any time.

4.Until the Retention Bonus is paid, the Company reserves the right to modify and/or restrict your eligibility to apply for or work in another role at the Company.

5.This letter agreement is binding on the Company’s successors and assigns, including any successor to the Company such as Capital One (subject to the closing of the Merger). References to the Company in this letter agreement include its successors and permitted assigns. This letter agreement is personal to you and cannot be assigned to anyone else.

6.The Retention Bonus is intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, pursuant to the short-term deferral exception in accordance with the regulations thereunder and will be interpreted consistent with that intent. Each payment made pursuant to this letter agreement will be considered a separate payment for purposes of Section 409A.

7.You acknowledge you have access to highly confidential and proprietary information, including but not limited to possible trade secrets. You acknowledge and agree that you understand the written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report a suspected violation of law and/or in an anti-retaliation lawsuit:

a.An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if the filing is made under seal.

b.An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8.This letter agreement is the entire agreement between you and the Company regarding its subject matter and supersedes all prior arrangements in respect of such subject matter. For purposes of this letter agreement, unless the context otherwise requires, references to the “Company” include its subsidiaries and affiliates, and following the Merger, Capital One and its subsidiaries and affiliates.

9.This letter agreement should be interpreted consistent with the laws of the State of Illinois, without giving effect to its conflicts of laws rules, and any dispute will be heard in a court in the State of Illinois.

10.Payment of the Retention Bonus is contingent on the closing of the Merger, and if the Merger does not occur, no Retention Bonus will be paid, and this letter agreement will be null and void.

11.Definitions.

“Cause” means:

a.any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure, or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due being Disabled) within ten business days after written notification thereof to you by the Company;

b.any act or omission by you that constitutes (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation, or conversion of assets of, or business opportunities considered by, the Company or (iii) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or

c.violation by you of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.

“Disabled” means a “permanent and total disability” as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, which may be demonstrated by a determination of disability by the Company’s long-term disability insurance carrier or the Social Security Administration.

“Good Reason” means:

a.any material reduction in your base salary, target annual incentive or target long-term incentive opportunity (it being understood that any one-time increase in the grant date fair value of your 2024 annual long-term incentive award does not constitute an increase in your target long-term incentive opportunity) without a substantially similar earnings opportunity in another comparable form, or

b.the Company requiring you to be based at a location that (i) is in excess of thirty-five miles from the location of your principal job location or office immediately prior to the closing date of the merger, or (ii) results in an increase in your normal daily commuting time by more than ninety minutes, except for required travel on business to an extent substantially consistent with your then present business travel obligations.

Notwithstanding the foregoing, “Good Reason” will not exist unless you give the Company written notice of the existence of subsections (a) or (b) above within thirty days after its occurrence, and the Company does not remedy the action within thirty days after such written notice. Notwithstanding the foregoing, if you are a participant in the Discover Financial Services Change in Control Severance Policy, written notice by you is not required (for purposes of the Discover Financial Services Change in Control Severance Policy) until thirty days following the six-month anniversary of the closing date of the Merger.

* * * * *

The Company recognizes your critical role and appreciates your efforts during this transition period. If you agree to the terms and conditions described in this letter agreement, please complete the Workday acknowledgement and acceptance of this letter agreement within 45 days from the date of this letter. If this letter agreement is not accepted within 45 days, you will not be entitled to the Retention Bonus, and this letter agreement will be null and void.

Sincerely,

J. Michael Shepherd Carrie Blair

CEO and President EVP, Chief Human Resources Officer

I agree to the terms and conditions in this letter agreement:

[•]

Exhibit A

FORM OF AGREEMENT

AGREEMENT AND GENERAL RELEASE OF CLAIMS1

______________ (the “Employee”) and Discover Financial Services, (the “Company”) hereby enter into this Agreement and General Release of Claims (“Agreement”) pursuant to, and as a condition of the Employee’s entitlement to a retention bonus under the letter agreement, dated as of ______________, between the Employee and the Company (the “Retention Letter”). Any capitalized terms used but not defined herein shall have the meaning set forth in the Retention Letter.

Retention Bonus. Subject to the terms and conditions of this Agreement and the Retention Letter, the Employee will be entitled to the Retention Bonus pursuant to and in accordance with the terms of the Retention Letter, provided that the Employee signs and returns this Agreement to the Company within [10] [21] [45] calendar days after (but not before) the effective date of the Employee’s termination of employment [and does not revoke this Agreement in accordance with Section 8 below] and that the Employee fully complies with this Agreement. The Employee acknowledges and agrees that the Employee would not be entitled to receive any amounts under the Retention Letter but for the Employee’s undertakings in this Agreement.

Confidential Information. The Employee hereby acknowledges that during the course of the Employee’s employment with the Company, the Employee has acquired confidential information and trade secrets of the Company and, in certain situations, of certain third parties who provide information to the Company subject to confidentiality and non-use restrictions. For the purposes of this Agreement, the term “Confidential Information” shall mean all such confidential, trade secret and proprietary information, including without limitation information regarding the Company’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, business plans, funding, financing and methods of doing business. The Employee acknowledges and agrees that all Confidential Information is of irreplaceable value to the Company and such third parties. Except as required to perform the Employee’s obligations to the Company (including without limitation any post-employment obligations to the Company under this Agreement) or as authorized in writing in advance by the Company, the Employee shall not, at any time, use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. Notwithstanding the foregoing, nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising the Employee’s protected rights under Section 6 hereof. The Employee agrees that the Employee does not have and shall not assert any claim of ownership or other property interest in any Confidential Information. The Employee agrees to permit the Company to inspect upon the termination of the Employee’s employment any material that the Employee seeks to remove from the Company’s offices or otherwise retain to determine the presence or absence of any Confidential Information.

1Note: This Form of Agreement may be modified as necessary to address any legal requirements necessary to the Company obtaining an effective release of claims under applicable state or local law.

Return of Company Property. The Employee represents, warrants and covenants, as applicable, that the Employee has returned, or immediately shall return, to the Company all Confidential Information and any other property of the Company or of any third parties in the Employee’s possession or control by virtue of the Employee’s employment by the Company, including without limitation any Company car, computer or other similar equipment, corporate credit cards, cell phones and other wireless devices, keys, calling cards, and all documents concerning the Company (whether in tangible or electronic format and whether such documents or things contain any Confidential Information) in the Employee’s possession, custody, or control.

Injunctive Relief. The Employee acknowledges that the obligations contained in Sections 2 and 3 of this Agreement are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting the Employee’s post-employment opportunities. Without limiting in any way the Company’s or the other Released Parties’ (as defined below) rights to pursue any other legal or equitable remedies available to any of them, the Employee recognizes and agrees that a breach of any or all of the provisions of Sections 2 or 3 of this Agreement will cause immediate and irreparable harm to the Company and the other Released Parties for which damages cannot be readily calculated and are an inadequate remedy. Accordingly, the Employee acknowledges and agrees that the Company and the other Released Parties shall be entitled (without the need to post any bond or other security) to injunctive relief restraining and enjoining any further actual or threatened breaches by the Employee in addition to any other relief that may be available. The Employee agrees to reimburse the Company and the Released Parties for any costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by any of them in connection with the successful enforcement by any of them or their rights under Sections 2 or 3 of this Agreement; provided that for the avoidance of doubt, the foregoing shall not apply with respect to the Employee’s exercise of the protected rights under Section 6 hereof.

Release of Claims. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, agrees to and hereby releases the Company and the other Released Parties (as defined below) with respect to any and all private claims, whether currently known or unknown, that the Employee now has, has ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Employee signs this Agreement. Without limiting the foregoing, the claims waived and released by the Employee hereunder include, but are not limited to:
all private claims for or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company or any other Employer;

all private claims that were or could have been asserted by the Employee or on the Employee’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

all private claims that were or could have been asserted by the Employee or on the Employee’s behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, and any and all state and local laws comparable to any of the foregoing laws.

If the Employee was employed by the Company in the State of California, and as further consideration for the payments and other benefits provided under this Agreement and the Retention Agreement, the Employee also expressly waives and releases all claims the Employee presently may have under the California Fair Employment and Housing Act, the California Labor Code (except the provisions thereof related to workers compensation benefits and claims), any applicable California Industrial Welfare Commission Wage Order, the California Worker Adjustment and Retraining Notification Act, California Business and Professions Code Section 17200 et seq., or any other provisions of the California unfair competition, trade or business practices laws, the California Family Rights Act, the California Occupational Safety and Health Act, any provision of the California Constitution, and Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The consideration offered herein is accepted by the Employee as being in full accord, satisfaction, compromise and settlement of any and all private claims or potential private claims, and the Employee expressly agrees that the Employee is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties. In the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to the Employee, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Employee. For the purposes of this Agreement, “Released Parties” means: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) in their official capacities as such, the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

Notwithstanding any provision of the foregoing release to the contrary, by executing this Agreement, the Employee is not releasing, as applicable: (i) any claims that cannot be waived by law; (ii) any right of indemnification as provided by, and in accordance with, law or the terms of the Company’s by-laws, other plans or agreements, or directors’ and officers’ liability coverage under a Company insurance policy providing such coverage, as any of such may be amended from time to time; (iii) any rights with regard to vested and accrued benefits under the Company’s plans or in respect of Company stock or equity awards pursuant to the terms and conditions of the applicable governing documents, including any rights under any Company severance plan or policy to the extent applicable; (iv) any claims for payment of amounts payable under the Company’s plans or any agreement with the Company, including the Retention Letter; or (v) any claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law.

Protected Activity. Notwithstanding anything herein to the contrary, this Agreement does not:

preclude the Employee from disclosing or discussing information lawfully acquired about wages, hours, or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees;

[IF IN CALIFORNIA: prevent the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful;]

prohibit or restrict the Employee from communicating with, providing information to, responding to any inquiries from, filing a charge with, reporting possible violations of law or regulation to, participating in an investigation conducted by or otherwise cooperating with any governmental entity or self-regulatory authority with jurisdiction over the Company, or require the Employee to notify the Company of such activities;

preclude the Employee from benefiting from class-wide injunctive relief awarded in any fair employment practices case brought by any governmental entity or self-regulatory authority with jurisdiction over the Company, provided such relief does not result in the Employee’s receipt of any monetary benefit or substantial equivalent thereof; or

prohibit the Employee from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local governmental entity or self-regulatory authority with jurisdiction over the Company charged with the investigation and enforcement of any employment laws, although by signing this Agreement, the Employee agrees and understands that she/he is waiving her/his right to individual relief based on claims asserted in such a charge or complaint (provided that nothing herein shall be construed to prevent or limit the Employee from recovering a bounty or award for providing information to any governmental entity or self-regulatory authority concerning any suspected violation of law).

Notwithstanding the foregoing, the Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority with jurisdiction over the Company, the Employee must inform such governmental entity or self-regulatory authority that the information the Employee is providing is confidential. Furthermore, the Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information the Employee came to learn during the Employee’s service to the

Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Furthermore, the Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

Representations and Warranties. The Employee represents and warrants that: (a) the Employee has not filed or initiated any civil litigation against any of the Released Parties pertaining to private claims; (b) no such proceedings have been initiated against any of the Released Parties on the Employee’s behalf; (c) the Employee is the sole owner of the claims that are released in Section 5 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) the Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

Acknowledgments. [IF 40 OR OVER: The Employee acknowledges, understands, and agrees that:

The Employee has read and understands the terms and effect of this Agreement;

The Employee releases and waives claims under this Agreement knowingly and voluntarily, in exchange for consideration the Employee is not already entitled to receive; and

This Agreement does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date that the Employee signs this Agreement;

The Employee hereby is and has been advised of the Employee’s right to have the Employee’s attorney review this Agreement before signing it; [and]

This Agreement includes a release of claims under the Age Discrimination in Employment Act. The Employee has [21] [45] days in which to consider whether to execute this Agreement, and any changes to this agreement will not restart the [21] [45] day review period. The executed Agreement must be returned to _____________________ ; and

[IF NOT IN MINNESOTA: Within seven (7) days from the date on which the Employee signs this agreement, the Employee may, at the Employee’s sole option, revoke the Agreement upon written notice to ______________________________.]

[IF IN MINNESOTA: If the Employee was employed in Minnesota, the Employee may revoke this Agreement within fifteen (15) days after its final execution by providing a written notice of revocation to ______________________________, on or before the end of the fifteen (15)-day revocation period. The revocation must be delivered by hand or certified mail, return-receipt requested. If delivered by mail, it must be postmarked within the fifteen (15)-day period and properly addressed to ______________________________. The Employee acknowledges and understands that this Agreement is not effective or enforceable until the revocation period has expired.]]

[OR]

Acknowledgments. [IF UNDER 40: The Employee acknowledges, understands, and agrees that:

a.The Employee has read and understands the terms and effect of this Agreement;

b.The Employee releases and waives claims under this Agreement knowingly and voluntarily, in exchange for consideration the Employee is not already entitled to receive;

c.This Agreement does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date that the Employee signs this agreement;

d.The Employee hereby is and has been advised of the Employee’s right to have the Employee’s attorney review this Agreement before signing it[; and]

e.The Employee has 10 days in which to consider whether to execute this Agreement, and any changes to this Agreement will not restart the 10 day review period. The executed Agreement must be returned to _______________________[; and][.]

f.[IF IN CALIFORNIA: Within seven (7) days from the date on which the Employee signs this agreement, the Employee may, at the Employee’s sole option, revoke the Agreement upon written notice to ______________________________.]

g.[IF IN MINNESOTA: If the Employee was employed in Minnesota, the Employee may revoke this Agreement within fifteen (15) days after its final execution by providing a written notice of revocation to ______________________________, on or before the end of the fifteen (15)-day revocation period. The revocation must be delivered by hand or certified mail, return-receipt requested. If delivered by mail, it must be postmarked within the fifteen (15)-day period and properly addressed to ______________________________. The Employee acknowledges and understands that this Agreement is not effective or enforceable until the revocation period has expired.]

Effective Date of Agreement. [IF UNDER 40 AND NOT IN CALIFORNIA OR MINNESOTA: This Agreement shall become effective and shall be irrevocable on the date that it is fully executed by the parties.] [OR] [IF 40 OR OVER AND/OR IN CALIFORNIA, BUT NOT IN MINNESOTA: This Agreement will become effective and irrevocable after the seven-day revocation period in Section 8(f) above has expired without any revocation of this Agreement.] [OR] [IF IN MINNESOTA: This Agreement will become effective and irrevocable after the fifteen-day revocation period in Section 8(f) above has expired without any revocation of this Agreement.]

Non-Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

Non-Disclosure of This Agreement. Except as required by law or in connection with any legal process between the Employee and the Company or its affiliates, the Employee agrees to not disclose, or cause, or permit to be disclosed in any way the existence or terms of this Agreement, with the exception of the Employee’s financial representative or accountants, legal representatives, or spouse (provided that such individuals or entities agree to maintain the confidentiality of this Agreement as set forth herein), or for the purpose of enforcing this Agreement. In addition, the Employee may reveal the existence of this Agreement and terms of material obligations and restrictive covenants to which the Employee is bound to prospective employers and business partners. Notwithstanding the foregoing, nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising the Employee’s protected rights under Section 6 hereof.

Non-Disparagement and No Entitlement to Employment. The Employee agrees not to engage in conduct that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties or any of their respective businesses, strategic plans, products, practices, policies, directors, or employees. Notwithstanding the foregoing, nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising the Employee’s protected rights under Section 6 hereof. The Employee acknowledges that the Employee has no present or future right to employment with the Company or any of the other Released Parties.

Future Cooperation. The Employee agrees to cooperate with and assist the Company in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which the Employee may have pertinent information. For the avoidance of doubt, the term “cooperation” does not mean that the Employee must provide information that is favorable to the Company; it means only that the Employee will provide information within the Employee’s knowledge and possession upon the Company’s request. The Employee agrees to be fully available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. The Company agrees to make reasonable efforts to provide the Employee with reasonable notice in the event the Employee’s participation is requested or required. The Company agrees to reimburse reasonable out-of-pocket costs incurred by the Employee as the direct result of such participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company. Without in any way limiting the foregoing, the Employee agrees to give written notice to the Company, with as much advance notice as possible

(but in any event within two business days of the Employee’s receipt) to [Insert name, address and fax number] by facsimile or overnight mail, of any judicial subpoena or lawsuit pertaining to private civil litigation in which the Employee is requested or required to disclose information which relates in any way to the Company or the Employee’s duties for or on behalf of the Company. The Employee agrees to meet with such individual(s) and at such time(s) designated by the Company in advance of giving any such testimony or information. Notwithstanding the foregoing, nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising the Employee’s protected rights under Section 6 hereof.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event any of the prohibitions or restrictions set forth in any of Sections 2 or 3 of this Agreement are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to the foregoing sentence, as applicable), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section Headings, Amendment, and Choice of Law. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. This Agreement may not be amended orally and may only be amended by written instrument signed by both parties. A waiver by either party hereto of any of such party’s rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of [Illinois], without regard to its conflict of law rules.

Assignment. This Agreement is enforceable by the Company and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company. The Employee may not assign any of the Employee’s rights or obligations under this Agreement.

Entire Agreement. This Agreement together with the Retention Letter [and any non-competition, confidentiality, trade secret, or arbitration agreement between the Employee and the Company] contain the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and/or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter. This Agreement shall continue in full force and effect notwithstanding the termination of the Employee’s employment with the Company.\

Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

[INCLUDE FOR 40 OR OVER GROUP TERMINATION: Table of Ages and Job Titles. The Employee acknowledges and agrees that the Employee received with this Agreement and reviewed a written document specifying, among other things, the job titles (or positions) and ages (or dates of birth) of certain other employees described further in that written document.]

THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

[EMPLOYEE]	DISCOVER FINANCIAL SERVICES

By:

Dated:	Its:

Dated: